Exhibit 8.1

September 29, 2003

The PMI Group, Inc.,

        3003 Oak Road,

                Walnut Creek, California 94597

Ladies and Gentlemen:

As special tax counsel to The PMI Group, Inc. (the “Company”) in connection with the registration of the Company’s Hybrid Income Term Security Units and its Common Stock pursuant to the Prospectus Supplement which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading “Certain United States Federal Income Tax Consequences” with respect to the Company’s Hybrid Income Term Security Units and under the heading “Certain United States Federal Tax Consequences to Non-U.S. Holders” with respect to the Company’s Common Stock therein is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement with respect to the Company’s Hybrid Income Term Security Units and under the heading “Certain United States Federal Tax Consequences to Non-U.S. Holders” in the Prospectus Supplement with respect to the Company’s Common Stock. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP